UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 29, 2015

C&J Energy Services Ltd.

(Exact name of registrant as specified in its charter)

Bermuda	000-55404	98-1188116
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

Crown House, 2nd floor

4 Par-la-Ville Rd

Hamilton HM08 Bermuda

(Address of principal executive offices)

Registrant’s telephone number, including area code: (441) 279-4200

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

On October 2, 2015, C&J Energy Services Ltd. (the “Company”) notified the New York Stock Exchange (“NYSE”) that the Company is currently not in compliance with Section 303A.01 of the NYSE Listed Company Manual (“Section 303A.01”) as a result of the director resignation described in Item 5.02 of this Current Report on Form 8-K. Section 303A.01 requires that a company listed on the NYSE have a majority of independent directors. As a result of this director resignation, the Company currently has three independent directors and three non-independent directors serving on its Board of Directors (the “Board”) and, therefore, does not have a majority of independent directors on the Board.

The Board intends to act expeditiously to assess and appoint a new independent director following receipt of a Nabors’ nominee (as described in Item 5.02 of this Current Report on Form 8-K) in order to return the Company to full compliance with Section 303A.01.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers

On September 29, 2015, Mr. John P. Kotts, a member of the Company’s Board, notified the Board that he was resigning effective immediately. Mr. Kotts’ decision to resign from the Board was not as a result of any disagreement with the Company or the Board.

Mr. Kotts was designated by Nabors Industries Ltd. (“Nabors”) to join the Board at the closing of the merger transaction (the “Nabors Transaction”) between C&J and the completion and production services business of Nabors on March 24, 2015. Pursuant to the Company’s bye-laws, and as a result of the Nabors Transaction, Nabors has the right to designate three directors to the Board, in addition to designating Mr. Comstock as a director and Chairman of the Board, until the earlier of March 24, 2020 and the date that Nabors beneficially owns less than 15% of C&J’s issued and outstanding common shares. As of October 2, 2015, Nabors has not yet notified the Company of a nominee to serve on the Board as Mr. Kott’s successor.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

C&J ENERGY SERVICES LTD.
(Registrant)

Date: October 2, 2015	By:	/s/ Brian Patterson
Brian Patterson
Secretary